Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Sept 2018

Members and Friends:

SIRE recently announced the retirement of Brian Cahill as SIRE’s President and CEO, and the appointment of Michael Jerke as President and CEO effective October 22, 2018.

Safety- Sire has recently partnered with a vendor management service, First Verify.  We are using this service to vet contractors that work in our facility.  Their prequalification program allows us to verify that both the contractor company and its employees are qualified to work while easily managing compliance with our strict safety standards. Outsourcing our pre-qualification process has saved us both time and money.

Financials- On Wednesday, August 8th, 2018, we issued a press release announcing our quarterly financial results as of and for the fiscal quarter ended June 30, 2018. Our quarterly Form 10-Q was filed with the SEC that same day. Theses financials and press release can be accessed on our website www.sireethanol.com (click the Investor Relations Tab). There is a link to the SEC filings (select “SIRE’s SEC forms are available for viewing on the SEC’s Website-View”). Our financial results are reported quarterly and annually. They contain our financial, operational and statistical information. The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations- The 2nd Fiscal Quarter 2018 ending in March 31st; SIRE produced 31.9 million gallons denatured ethanol. This quarter overall was consistent in both production and efficiencies. We had some ethanol railcar logistic delays in 2 of the months. The plant does have some ability to catch up. Future projects will greatly assist those opportunities.
The 3rd Fiscal Quarter 2018 ending in June 30th; SIRE produced 29.8 million gallons denatured ethanol. This quarter included our Annual Maintenance Shutdown (May). SIRE invested in a significant upgrade in the Energy Center, focusing on our feed conveyors and the RTOs. When SIRE continued to increase throughput we had more R&M on moving the feed out of our plant. We increased the size and capacity of these conveyors to handle higher plant volumes. The RTOs (Regenerative Thermal Oxidizers) were upgraded with larger ID Fans. Both these projects have greatly improved the reliability and throughput of our Energy Center.
Currently we are bringing in the new corn crop for this year’s harvest. Our plant goals are to finish strong in our current quarter to wrap up our 2018 Fiscal Year. Our plant continues to maintain a high focus on safety, efficiencies and production bringing value to both our shareholders and customers.  We have seen steady improvement in ethanol and corn oil yields this year.

SIRE Newsletter – Volume IX Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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Human Resources and Training- The FEW Fuel Ethanol Workshop and Expo proudly visited Omaha this year which allowed us the opportunity to showcase our plant to some of the 2,000 attendees.  Now in its 35th year, the FEW delivers presentations with a strong focus on commercial-scale ethanol production – from quality control and yield maximization to regulatory compliance and fiscal management.  The FEW is a forum for unveiling new technologies while remaining committed to optimizing existing grain ethanol operations.
Recent tours included the Iowa Corn Promotion Board, Bunge executives and a Korean ethanol team tour.
Also, the Board met in July for their annual retreat and strategic planning meeting.

For individuals interested in a career with SIRE, applications are always welcome and are taken online at www.SIREethanol.com. The online application can be found via the Employment tab. Check out the “open positions” tab for available jobs. We encourage individuals to apply at any time. Please contact Whitney Radford, HR Assistant or Laura Schultz, Director of Human Resources, if you have any questions about the application process or a position.

Markets- If you need or want to speak with a Merchandiser, you can contact the Bunge Merchandising team directly at the following numbers; Kristan Barta, 712-366-8830 for corn, DDGS and wet distillers and Dustin Ploeger, 712-366-8462 can also help you with corn sales and distillers grain purchases.  You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes- This fall will bring in the fourth harvest of acres of Enogen.  We are currently finalizing Enogen acres for 2019 crop year.

President Trump is tentatively scheduled to appear in Council Bluffs on October 9th, according to a report in Politico Pro.  The outlet says the president will be in town to direct the Environmental Protection Agency to expand sales of ethanol by allowing year-round sales of 15 percent ethanol-gasoline blends.

Iowa Corn Growers will be sponsoring a harvest meal for our customers to be served Tuesday, October 2nd from 11-1 by the East Mills FFA.  Hope to see you then.

As mentioned earlier I will be retiring effective October 22, 2018 and Mike Jerke will be taking over as President and CEO.
My wife and I are relocating to St. Louis to be close to our kids and grandkids.
I have really enjoyed my time at SIRE and feel good about where SIRE is today.  We have a great Board and an outstanding team of players.
The plant is very efficient, has an excellent employee safety record, great location, and very low debt.
The future is very bright and Mike will do an outstanding job leading SIRE’s continued growth and improvement.
Please welcome Mike and I wish all our members and friends the best in the future.  Thank you for your support.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support
Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume IX Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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